Cover Page                                                             424(b)(3)
                                                                        33-89510

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The following supplements the Equi-Vest Series Prospectus, Statement of
Additional Information and other supplements you have previously received: All references to the U.S. Real Estate-Class I portfolio are hereby changed to the U.S. Real Estate-Class II portfolio.